Exhibit 3.1

PIEDMONT OFFICE REALTY TRUST, INC.

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Company desires to amend and restate its charter as currently in effect.

SECOND: The provisions of the charter now in effect, as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLE I

THE COMPANY; DEFINITIONS

SECTION 1.1 NAME. The name of the corporation (the “Company”) is:

Piedmont Office Realty Trust, Inc.

Under circumstances in which the Board of Directors determines that the use of the name “Piedmont Office Realty Trust, Inc.” is not practicable, it may use any other designation or name for the Company.

SECTION 1.2 RESIDENT AGENT. The name and address of the resident agent for service of process of the Company in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation and a resident of the State of Maryland. The address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The Company may also have such other offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

SECTION 1.3 NATURE OF COMPANY. The Company is a Maryland corporation within the meaning of the MGCL.

SECTION 1.4 PURPOSE. The purposes for which the Company is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a REIT (as defined in Section 1.5) under the Code (as defined in Section 1.5), for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws.

SECTION 1.5 DEFINITIONS. As used in this Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article IV hereof are defined in Section 4.6 hereof):

“AFFILIATE” or “AFFILIATED” means, as to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

“BYLAWS” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“CHARTER” means these Third Articles of Amendment and Restatement, as may be amended or supplemented from time to time.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code means such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“COMMON SHARES” means the Company’s common stock that may be issued from time to time in accordance with the terms of this Charter and applicable law, as described in Section 4.2 hereof.

“DIRECTORS,” “BOARD OF DIRECTORS” or “BOARD” means, collectively, the individuals appointed as Directors of the Company pursuant to Article II of this Charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

“EQUITY SHARES” means shares of capital stock of the Company of any class or series, including Common Shares or Preferred Shares.

“INDIVIDUAL” means an individual and shall also include any organization, trust, foundation and other entity that is considered or treated as an individual for the purposes of Section 542(a)(2) of the Code.

“MGCL” means the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto.

“NYSE” means the New York Stock Exchange, Inc.

“OPERATING PARTNERSHIP” means Piedmont Operating Partnership, LP, a Delaware limited partnership.

“PERSON” means an Individual, corporation, partnership, estate, trust, association, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group, as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

“PREFERRED SHARES” means shares of the Company’s preferred stock, which may be issued in one or more classes or series in accordance with Section 4.3 hereof.

“REAL PROPERTY” or “REAL ESTATE” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

“REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“STOCKHOLDERS” means the registered holders of the Company’s Equity Shares.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1 NUMBER OF DIRECTORS. The number of Directors of the Company shall be nine (9), which number may be increased or decreased from time to time by the Board of Directors pursuant to the Bylaws; provided, however, that the total number of Directors shall be not fewer than the minimum number required by the MGCL. Any vacancies will be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term. Each Equity Share may be voted for as many individuals as there are Directors to be elected and for whose election the holder of such Equity Share is entitled to vote.

SECTION 2.2 COMMITTEES. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.

SECTION 2.3 TERM; CURRENT BOARD. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his or her successor shall have been duly elected and shall have qualified. Directors may be elected to an unlimited number of successive terms. The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are as follows:

W. Wayne Woody

Michael R. Buchanan

Wesley E. Cantrell

William H. Keogler, Jr.

Frank C. McDowell

Donald A. Miller, CFA

Donald S. Moss

Jeffrey L. Swope

SECTION 2.4 RESIGNATION AND REMOVAL. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds (2/3) of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” means, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. The notice of any such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

ARTICLE III

POWERS OF DIRECTORS

SECTION 3.1 GENERAL. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, the business and affairs of the Company shall be managed under the direction of the Board of Directors. The Board of Directors may take any actions that, in its sole judgment and discretion, are necessary or desirable to conduct the business of the Company.

SECTION 3.2 REIT QUALIFICATION. So long as the Company has elected to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable in its sole discretion, to preserve the status of the Company as a REIT; provided, however, in the event the Board of Directors determines that it no longer is in the best interests of the Company to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors may also determine in its sole discretion that compliance with any restriction or limitation on stock ownership and transfers set forth in Article IV is no longer required for REIT qualification.

SECTION 3.3 ISSUANCE OF SECURITIES. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, the Board of Directors may create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company of shares, units or amounts of one or more types, series or classes, of securities of the Company, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange, or liquidation rights or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Board of Directors determines (or without consideration in the case of a stock split or stock dividend); and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any securities of the Company.

SECTION 3.4 DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter, shall be final and conclusive and shall be binding upon the Company and every holder of Equity Shares: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions; the amount of paid-in surplus, net assets, net profits, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any Equity Shares; the number of shares of stock of any class of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Charter or the Bylaws or otherwise to be determined by the Board of Directors. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director shall consider the interests of the Stockholders of the Company and, in his or her sole and absolute discretion, may consider (i) the effects thereof on the interests of the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or assets of the Company are located, and (ii) the long-term as well as short-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company.

SECTION 3.5 EXTRAORDINARY ACTIONS. Except as specifically provided in Section 2.4 hereof (relating to removal of Directors), notwithstanding any provision of law which may permit or require any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IV

SHARES

SECTION 4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Company is authorized to issue is one billion (1,000,000,000), consisting of seven hundred fifty million (750,000,000) Common Shares (as described in Section 4.2 hereof), one hundred million (100,000,000) Preferred Shares (as described in Section 4.3 hereof), and one hundred fifty million (150,000,000) Shares-in-Trust (as described in Section 4.7 hereof). All shares of capital stock shall be fully paid and nonassessable when issued. Equity Shares may be issued for such consideration as the Directors determine, or if issued as a result of a stock dividend or stock split, without any consideration. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article IV, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 4.1. To the extent permitted by Maryland law, the Board of Directors, with the approval of a majority of the Directors and without any action on the part of the Stockholders of the Company, may amend this Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue.

SECTION 4.2 COMMON SHARES.

(i) COMMON SHARES SUBJECT TO TERMS OF PREFERRED SHARES. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.

(ii) DESCRIPTION. Common Shares shall have a par value of $.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights over other shares of that same particular class. The Board of Directors is hereby authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland articles supplementary in substance and form as prescribed by Title 2 of the MGCL.

(iii) DIVIDEND OR DISTRIBUTION RIGHTS. The Board of Directors from time to time may authorize and the Company may pay to Stockholders such dividends or distributions in cash or other property as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize and the Company may pay such dividends and distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this Section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.

(iv) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Shares-in-Trust resulting from the conversion of Common Shares pursuant to Section 4.6(iii) hereof) shall be determined in accordance with applicable law. Subject to Section 4.7(iii) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Shares-in-Trust resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the holders of the Common Shares as the number of the outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares and Shares-in-Trust resulting from the conversion of Common Shares then outstanding.

(v) CLASSIFICATION. 600,000,000 Common Shares shall be classified as Class A Common Stock (the “Class A Common Stock”), 50,000,000 Common Shares shall be classified as Class B-1 Common Stock (the “Class B-1 Common Stock”), 50,000,000 Common Shares shall be classified as Class B-2 Common Stock (the “Class B-2 Common Stock”) and 50,000,000 Common Shares shall be classified as Class B-3 Common Stock (the “Class B-3 Common Stock” and, together with the Class B-1 Common Stock and the Class B-2 Common Stock, the “Class B Common Stock”).

(vi) CONVERSION. The Class A Common Stock is not convertible into or exchangeable for any other property or securities of the Company. Each issued and outstanding share of Class B Common Stock shall, automatically and without any action on the part of the holder thereof, convert into one (1) share of Class A Common Stock as follows: (a) one hundred eighty (180) days following the date of the listing of the Class A Common Stock of the Company on a national securities exchange or over-the-counter market (the “Listing Date”), in the case of the Class B-1 Common Stock; (b) two hundred seventy (270) days following the Listing Date, in the case of the Class B-2 Common Stock; and (c) on January 30, 2011, in the case of the Class B-3 Common Stock; provided, however, that each issued and outstanding share of Class B Common Stock shall, automatically and without any action on the part of the holder thereof, convert into one (1) share of Class A Common Stock on January 30, 2011.

(vii) GENERAL. Except as set forth in the immediately preceding subparagraph, the Class A Common Stock and Class B Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption.

SECTION 4.3 PREFERRED SHARES. The Board of Directors is hereby expressly granted the authority to authorize, from time to time, the issuance of one or more series of Preferred Shares. Prior to the issuance of each such class or series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends with respect to shares of the series;

(iii) the redemption rights, including conditions and the price or prices, if any, for shares of the series;

(iv) the terms and amounts of any sinking fund for the purchase or redemption of shares of the series;

(v) the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of distributions with respect to shares of the series;

(vi) whether the shares of the series shall be convertible into shares of any other class or series or any other security of the Company or any other corporation or other entity and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(vii) restrictions on the issuance of shares of the same series or of any other class or series;

(viii) the voting rights, if any, of the holders of shares of the series; and

(ix) any other relative rights, preferences and limitations on that series.

Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of this Charter, the Board of Directors is hereby expressly authorized, from time to time, to alter the designation or classify or reclassify and issue any unissued shares of a particular series of Preferred Shares, of any series by setting or changing in one or more respects, from time to time before issuing the shares, the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such series of Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.

Any of the terms of any class or series of stock set or changed pursuant to Sections 4.2 and 4.3 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

SECTION 4.4 PREEMPTIVE RIGHTS AND APPRAISAL RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 4.2(ii) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of securities of the Company which the Company may at any time issue or sell. In addition, holders of Equity Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Section 3-202 of the MGCL, unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock classified or reclassified in the future.

SECTION 4.5 NO ISSUANCE OF SHARE CERTIFICATES. The Company shall not be required to issue share certificates except to Stockholders who make a written request therefor to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares, a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon a request therefor. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of Shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 4.6(xii), and as may be required by the Bylaws and the MGCL or other applicable law.

SECTION 4.6 RESTRICTIONS ON OWNERSHIP AND TRANSFER.

(i) DEFINITIONS. For purposes of Sections 4.6 and 4.7, the following terms shall have the following meanings:

“ACQUIRE” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“BENEFICIAL OWNERSHIP” means ownership of Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the Company directly or constructively held by such Person, but not Common Shares issuable with respect to the conversion, exchange or exercise of securities for the Company held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

“BENEFICIARY” means a beneficiary of the Trust as determined pursuant to Section 4.7(v)(a) hereof.

“BUSINESS DAY” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law or regulation or executive order to close.

“COMMON SHARE OWNERSHIP LIMIT” means, with respect to any class of Common Shares, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding Common Shares, subject to adjustment pursuant to Section 4.6(x) (but not more than 9.9% of the outstanding Common Shares, as so adjusted) and to any other limitations contained in this Section 4.6.

“CONSTRUCTIVE OWNERSHIP EQUITY” means ownership of Equity Shares by a Person who could be treated as an owner of such Equity Shares, either actually or constructively, directly or indirectly, (including a nominee) through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.

“CONTROLLING PERSON” means a Person who has discretionary authority or control with respect to the assets of the Company or who provides investment advice to the Company for a fee (direct or indirect) with respect to such assets, and any Affiliate of such Person.

“EXCEPTED HOLDER” means a Person for whom an Excepted Holder Limit is created by this Charter or by the Board of Directors pursuant to Section 4.6(ix).

“EXCEPTED HOLDER LIMIT” means, provided, that the affected Excepted Holder agrees to comply with the requirements established by this Charter or by the Board of Directors pursuant to Section 4.6(ix) and subject to adjustment pursuant to Section 4.6(x), the percentage limit established for an Excepted Holder by this Charter or by the Board of Directors pursuant to Section 4.6(ix).

“MARKET PRICE” means, on any date, with respect to any class or series of outstanding shares of Equity Shares the average of the Closing Price for such Equity Shares for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date means the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. (NASDAQ) or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Directors, or, if no such market maker exists, as determined in good faith by the Board of Directors.

“OWNERSHIP LIMIT” means the Common Share Ownership Limit or the Preferred Share Ownership Limit, or both, as the context may require.

“PREFERRED SHARE OWNERSHIP LIMIT” means, with respect to the Preferred Shares, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding Equity Shares of a particular class or series of Preferred Shares of the Company, subject to adjustment pursuant to Section 4.6(x) (but not more than 9.9% of the outstanding class or series of Preferred Shares, as so adjusted) and to any other limitations contained in Section 4.6.

“PURPORTED BENEFICIAL HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the Person for whom the applicable Purported Record Holder held the Equity Shares that were, pursuant to Section 4.6, automatically converted to Shares-in-Trust upon the occurrence of such event or transaction. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

“PURPORTED BENEFICIAL TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 4.6(ii). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

“PURPORTED RECORD HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares that were, pursuant to Section 4.6(iii), automatically converted to Shares-in-Trust upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

“PURPORTED RECORD TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 4.6(ii). The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

“RESTRICTION TERMINATION DATE” means the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Company to attempt or continue to qualify as a REIT, and all actions necessary to terminate the

Company’s status as a REIT under Section 3.2 hereof have been taken, or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Company to qualify as a REIT.

“SHARES-IN-TRUST” means those shares into which Equity Shares are automatically converted as a result of a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction, as described in Section 4.6(iii).

“TRADING DAY” means (i) a day on which the principal national securities exchange on which the affected class or series of Equity Shares is listed or admitted to trading is open for the transaction of business, or (ii) if the affected class or series of Equity Shares is not so listed or admitted to trading, any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“TRANSFER” means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Equity Shares or the right to vote or receive dividends on Equity Shares, including without limitation (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

“TRUST” means the trust created pursuant to Section 4.7(i) hereof.

“TRUSTEE” means the trustee of the Trust, as appointed by the Company or any successor trustee thereof, which Trustee shall not be an Affiliate of the Company or of the Purported Record Holder, the Purported Beneficial Holder, the Purported Record Transferee, or the Purported Beneficial Transferee.

(ii) OWNERSHIP AND TRANSFER LIMITATIONS.

(a) Notwithstanding any other provision of this Charter, except as provided in Section 4.6(x) and subject to Section 4.8, at all times prior to the Restriction Termination Date, (1) no Person, other than an Excepted Holder, shall Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limits and (2) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder. Notwithstanding any other provisions of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, the Equity Shares shall not be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution).

(b) Notwithstanding any other provision of this Charter, except as provided in Section 4.6(x) and subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would result in any Person Beneficially or Constructively Owning Equity Shares in excess of the Common or Preferred Share Ownership Limits shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would otherwise be Beneficially or Constructively Owned by such Person in excess of the Common or Preferred Share Ownership Limits, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall Acquire any rights in that number of Equity Shares.

(c) Notwithstanding any other provision of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, or other purported change in Beneficial or Constructive Ownership (including actual ownership) of Equity Shares or other event or transaction that, if effective, would result in the Equity Shares being actually owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership (including actual ownership) or other event or transaction with respect to that number of Equity Shares which otherwise would be owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee or subsequent owner (including a Beneficial Owner or Constructive Owner) shall acquire no rights in that number of Equity Shares.

(d) Notwithstanding any other provision of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(e) Notwithstanding any other provision of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in capital structure of the Company, or other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would (i) cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Real Property of the Company, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships, joint ventures and limited liability companies) of the Company or the Operating Partnership (a “Subsidiary”), within the meaning of Section 856(d)(2)(B) of the Code or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, shall be void AB INITIO as to the Transfer, Acquisition, change in capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s Real Property, within the meaning of Section 856(d)(2)(B) of the Code, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(iii) SHARES-IN-TRUST.

(a) If, notwithstanding the other provisions contained in this Article IV, at all times prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction such that any Person would either Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limit, then, except as otherwise provided in Section 4.6(ix), such Equity Shares (rounded up to the next whole number of shares) in excess of the Common or Preferred Share Ownership Limit shall automatically be converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article IV requires different terms. Such conversion shall be effective as of the close of business on the Business Day next preceding the date of the purported Transfer or Acquisition or change in capital structure, other purported change in Beneficial or Constructive Ownership of Equity Shares, or other event or transaction.

(b) If, notwithstanding the other provisions contained in this Article IV, at all times prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction which, if effective, would result in a violation of any of the restrictions described in subparagraphs (c), (d) and (e) of paragraph (ii) of this Section 4.6, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, then the Equity Shares (rounded up to the next whole number of shares) purportedly being Transferred or Acquired or which are otherwise affected by the change in capital structure or other purported change in Beneficial or Constructive Ownership or other event or transaction and which, in any case, would result in a violation of any of the restrictions described in subparagraphs (c), (d) and (e) of paragraph (ii) of this Section 4.6 or otherwise would cause the Company to fail to qualify as a REIT automatically shall be converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article IV requires different terms. Such conversion shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition, change in capital structure, other purported change in Beneficial or Constructive Ownership or other event or transaction.

(iv) REMEDIES FOR BREACH. If the Board of Directors, a duly authorized committee thereof or other designee, if permitted by the MGCL, shall at any time determine in good faith that a purported Transfer, Acquisition, change in the capital structure of the Company or other purported change in Beneficial or Constructive Ownership or other event or transaction has taken place in violation of Section 4.6(ii) or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Equity Shares in violation of this Section 4.6 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, change in the capital structure of the Company, other attempt to Acquire Beneficial or Constructive Ownership of any Equity Shares or other event or transaction, including, but not limited to, causing the Company to redeem Equity Shares, refusing to give effect thereto on the books of the Company or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Company, attempted Transfer or other attempt to Acquire Beneficial or Constructive Ownership of any Equity Shares or other event or transaction in violation of subparagraphs (b), (c), (d) and (e) of Section 4.6(ii) (as applicable) shall be void AB INITIO and where applicable automatically shall result in the conversion described in Section 4.6(iii), irrespective of any action (or inaction) by the Board of Directors or its designee.

(v) NOTICE OF RESTRICTED TRANSFER. Any Person who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Equity Shares that will or may violate Section 4.6(ii) and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Equity Shares resulting in a conversion to Shares-in-Trust, pursuant to Section 4.6(iii) or otherwise, shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition, or purported change in Beneficial or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall promptly provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, proposed or attempted Transfer, Acquisition, proposed or attempted Acquisition or purported change in Beneficial or Constructive Ownership on the Company’s status as a REIT.

(vi) OWNERS REQUIRED TO PROVIDE INFORMATION. At all times prior to the Restriction Termination Date:

(a) Every Beneficial or Constructive Owner of more than five percent (5%), or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors, in its sole discretion, of the outstanding shares of any class or series of Equity Shares of the Company shall annually, no later than thirty (30) days after the end of each taxable year, give written notice to the Company stating (1) the name and address of such Beneficial or Constructive Owner; (2) the number of shares of each class or series of Equity Shares Beneficially or Constructively Owned; and (3) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Company such additional information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Company’s status as a REIT and to ensure compliance with the Common or Preferred Share Ownership Limit and other restrictions set forth herein.

(b) Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the Stockholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner promptly shall provide to the Company such information as the Company, in its sole discretion, may request in order to determine the Company’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the Common or Preferred Share Ownership Limits and other restrictions set forth herein.

(vii) REMEDIES NOT LIMITED. Subject to Section 4.8, nothing contained in this Article IV shall limit the scope or application of the provisions of this Section 4.6, the ability of the Company to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Company and the interests of its Stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit for any class or series of Equity Shares and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Company.

(viii) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 4.6, including any definition contained in Sections 1.5 and 4.6(i), the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 4.6 with respect to any situation based on the facts known to it. In the event Section 4.6 or 4.7 requires an action by the Board of Directors and this Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 4.6 or 4.7. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.6) acquired Beneficial or Constructive Ownership of Equity Shares or Common Shares in violation of Section 4.6, such remedies (as applicable) shall apply first to the Equity Shares or Common Shares which, but for such remedies, would have been actually owned by such Person, and second to Equity Shares or Common Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares or Common Shares based upon the relative number of the Equity Shares or Common Shares held by each such Person.

(ix) WAIVERS BY BOARD. Upon notice of an Acquisition or Transfer or a proposed Acquisition or Transfer which results or would result in the intended transferee having Beneficial Ownership of shares in excess of the Ownership Limit, the Board of Directors may, prospectively or retroactively, upon receipt of evidence deemed to be satisfactory by the Board of Directors, in its sole discretion, that such Acquisition or Transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, create an Excepted Holder Limit with respect to such transferee upon such conditions as the Board of Directors may direct.

(x) INCREASE IN COMMON OR PREFERRED SHARE OWNERSHIP LIMIT. Subject to the limitations contained in Section 4.6(xi), the Board of Directors may from time to time increase the Common or Preferred Share Ownership Limits for one or more Persons and decrease the Common or Preferred Share Ownership Limits for all other Persons; PROVIDED, HOWEVER, that a decreased Common Share Ownership Limit or Preferred Share Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares or Common Shares is in excess of such decreased Common Share Ownership Limit or Preferred Share Ownership Limit until such time as such Person’s percentage of Equity Shares or Common Shares equals or falls below the decreased Common Share Ownership Limit or Preferred Share Ownership Limit, but until such time as such Person’s percentage of Equity Shares or Common Shares falls below such decreased Common Share Ownership Limit or Preferred Share Ownership Limit, any further acquisition of Equity Shares or Common Shares will be in violation of the Common Share Ownership Limit or the Preferred Share Ownership Limit, and provided further, that the new Common Share Ownership Limit or Preferred Share Ownership Limit would not allow five or fewer Individuals (taking into account all Excepted Holders) to Beneficially Own more than 50% in value of the outstanding Equity Shares or Common Shares.

(xi) LIMITATION ON MODIFICATIONS.

(a) The Ownership Limit for a class or series of Equity Shares may not be increased and no additional ownership limitations may be created if, after giving effect to such increase or creation, the Company would be “closely held” within the meaning of Section 856(h) of the Code.

(b) Prior to any modification of the Ownership Limit with respect to any Person, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company’s status as a REIT.

(xii) NOTICE TO STOCKHOLDERS UPON ISSUANCE OR TRANSFER. Upon issuance or Transfer of Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise Transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“The securities issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own any class of Common Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of such outstanding Common Shares; (ii) Beneficially or

Constructively Own shares of any class or series of Preferred Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such class or series of Preferred Shares; (iii) Transfer Common Shares or Preferred Shares if such Transfer would result in Equity Shares being actually owned by fewer than 100 Persons; (iv) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT; or (v) Beneficially or Constructively Own Common Shares or Preferred Shares that would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares and/or Preferred Shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Common or Preferred Shares resulting in a conversion to Shares-in-Trust (as described below) immediately must notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Shares and/or Preferred Shares or other event which results in a violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void AB INITIO, and none of the Purported Beneficial or Record Transferees or the purported Beneficial or Record Holders shall have or acquire any rights in such Common Shares and/or Preferred Shares. If there is a purported Transfer or Acquisition of Equity Shares which, if effective, would result in the transfer and ownership limitations referred to herein being violated, the Common Shares or Preferred Shares purportedly Transferred or Acquired will automatically be converted into Shares-in-Trust to the extent of violation of such limitations, and such Shares-in-Trust will be held in trust by a trustee appointed by the Company, all as provided by the Charter of the Company. In addition, the Company may redeem Equity Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a purported Transfer, Acquisition or other event may violate the restrictions described above. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

SECTION 4.7 SHARES-IN-TRUST.

(i) OWNERSHIP IN TRUST. Upon any purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction that results in Shares-in-Trust pursuant to Section 4.6(iii), such Shares-in-Trust shall be deemed to have been Transferred to a

Trust for the exclusive benefit of the Beneficiary. Shares-in-Trust so held in trust shall be issued and outstanding stock of the Company. The Purported Record Transferee or Purported Record Holder shall have no rights in such Shares-in-Trust except as provided in Section 4.7(iii) and Section 4.7(v).

(ii) DISTRIBUTION RIGHTS. Shares-in-Trust shall be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all distributions and dividends on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. Any dividend or distribution with a record date on or after the date that Equity Shares have been converted to Shares-in-Trust which were paid on such Equity Shares to the Purported Record Transferee or to the Purported Record Holder shall be repaid to the Trust, and any such dividend or distribution declared on such Equity Shares but unpaid shall be paid to the Trustee to hold in trust for the benefit of the Beneficiary. The Company shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee or Purported Record Holder, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by such Persons and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(iii) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets of the Company, each holder of Shares-in-Trust resulting from the conversion of Equity Shares of any specified class or series shall be entitled to receive, ratably with each other holder of Shares-in-Trust resulting from the conversion of Equity Shares of such class or series and each holder of Equity Shares of such class or series, that portion of the remaining assets of the Company, as are due to holders of Preferred Shares of such class or series or available for distribution to the holders of such class of Common Shares, as applicable. The Trustee shall distribute to the Purported Record Transferee or Purported Record Holder the amounts received upon such liquidation, dissolution, winding up or distribution, provided that the Purported Record Transferee or Purported Record Holder shall not be entitled to receive amounts pursuant to this Section 4.7(iii) in excess of the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such Transfer). Any remaining amounts shall be distributed to the Beneficiary.

(iv) VOTING RIGHTS. The Trustee shall be entitled to vote the Shares-in-Trust on any matters on which holders of Equity Shares of the same class or series are entitled to vote (except as required otherwise by the MGCL). Any vote taken with respect to Equity Shares prior to the discovery by the Company that the Equity Shares have been converted into Shares-in-Trust shall, subject to applicable law, be rescinded and be void AB INITIO and be recast by the Trustee, in its sole and absolute discretion, provided that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Purported Record Transferee or Purported Record Holder shall be deemed to have given, as of the date of the conversion of such Equity Shares for Shares-in-Trust pursuant to Section 4.6(iii), an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(v) RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY; SALES OF SHARES-IN-TRUST.

(a) Except as described in this Section 4.7(v) and in Section 4.7(iii), Shares-in-Trust shall not be transferable. The Beneficiary shall be one or more charitable organizations described in Section 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code named by the Company within five (5) days after the Trust is established. However, for purposes of sales by the Trustee as set forth herein, the Trustee shall designate a permitted transferee of the Equity Shares represented by such Shares-in-Trust provided that the transferee (1) purchases such Equity Shares for valuable consideration and (2) acquires such Equity Shares without such acquisition resulting in another automatic conversion of Equity Shares into Shares-in-Trust. If the Company does not purchase the Shares-in-Trust, the Trustee shall (A) sell that number of Equity Shares represented by such Shares-in-Trust to the permitted transferee, (B) cause to be recorded on the books of the Company that the permitted transferee is the holder of record of such number of Equity Shares, and (C) cause the Shares-in-Trust to be canceled.

(b) In the event of a sale by the Trustee of the Equity Shares represented by such Shares-in-Trust, the Purported Record Transferee or Purported Record Holder shall receive from the Trustee a per share price equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) and (2) the price per share received by the Trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to such Person within five (5) Business Days after the closing of such sale transaction.

(c) All Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, and the Company will have the right to accept such offer for a period of twenty (20) days after the later of (1) the date of the purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction which resulted in such Shares-in-Trust and (2) the date the Company determines in good faith that a purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction resulting in such Shares-in-Trust occurred, if the Company does not receive a notice pursuant to Section 4.6(v). If the Company accepts the offer to purchase such Shares-in-Trust, the purchase price per share shall be equal to the lesser of: (A) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price at the time of such gift or devise), or (B) the Market Price on the date the Company, or its designee, accepts such offer.

(d) Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee or Purported Record Holder shall be distributed to the Beneficiary.

SECTION 4.8 SETTLEMENTS. Nothing in Sections 4.6 and 4.7 shall preclude the settlement of any transaction with respect to the Equity Shares entered into through the facilities of the NYSE or other national securities exchange on which the Equity Shares are listed. The fact that the settlement of any transaction occurs shall not negate the effect of any other provisions of Sections 4.6 and 4.7, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in such Sections.

SECTION 4.9 SEVERABILITY. If any provision of this Article IV or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article IV shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

SECTION 4.10 WAIVER. The Company shall have authority at any time to waive the requirements that Shares-in-Trust be issued or be deemed outstanding in accordance with the provisions of this Article IV if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Shares-in-Trust or the fact that such Shares-in-Trust are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

SECTION 4.11 ENFORCEMENT. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

ARTICLE V

STOCKHOLDERS

SECTION 5.1 MEETINGS OF STOCKHOLDERS. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. The annual meeting will be held on a date which is a reasonable period of time following the distribution of the Company’s annual report to Stockholders but not less than thirty (30) days after delivery of such report. A majority of Stockholders present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, vote to elect the Directors. A quorum shall be the holders of 50% or more of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

SECTION 5.2 VOTING RIGHTS OF STOCKHOLDERS. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (i) election or removal of Directors, as provided in Sections 5.1 and 2.4 hereof; (ii) amendment of this Charter, as provided in Section 7.1 hereof; (iii) dissolution of the Company, as provided in Section 7.2 hereof; (iv) merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, as provided in Section 7.2 hereof; and (v) such other matters with respect to which the Directors have adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the stockholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

SECTION 5.3 RIGHT OF INSPECTION. Stockholders or their designated representatives shall be permitted access to the Company’s records in accordance with Sections 2-512 and 2-513 of the MGCL.

SECTION 5.4 REPORTS. The Directors shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company in accordance with the requirements of the Securities and Exchange Commission.

SECTION 5.5 CHARTER AND BYLAWS. The rights of all Stockholders and the terms of all Equity Shares are and shall be subject to the provisions of this Charter and the Bylaws.

ARTICLE VI

LIMITATION OF STOCKHOLDER LIABILITY;

INDEMNIFICATION; EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS

SECTION 6.1 LIMITATION OF STOCKHOLDER LIABILITY. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his or her being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Company by reason of his or her being a Stockholder.

SECTION 6.2 INDEMNIFICATION. The Company shall be obligated, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any individual who is a present or former director or officer of the Company or (ii) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company.

SECTION 6.3 EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the assets of the Company for the payment of any claim under or for the performance of any such instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

SECTION 6.4 TRANSACTIONS WITH AFFILIATES. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.

ARTICLE VII

AMENDMENT; MERGER, CONSOLIDATION OR SALE OF ASSETS

SECTION 7.1 AMENDMENT.

(i) Except for amendments to those provisions of Section 2.4 of the Charter requiring a vote of at least two-thirds (2/3) of the Equity Shares entitled to vote in an election of Directors to remove a Director, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provisions of the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

(ii) The Board of Directors, by a majority vote of the entire Board and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. In addition, the Board of Directors may amend the Charter by a majority vote of the entire Board and without any action by the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.

SECTION 7.2 MERGER, CONSOLIDATION OR SALE OF ASSETS. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the assets of the Company; or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 GOVERNING LAW. This Charter is executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

SECTION 9.2 RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any Persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which this Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to this Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

SECTION 9.3 CONSTRUCTION. In this Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Charter.

SECTION 9.4 RECORDATION. These Third Articles of Amendment and Restatement and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record this Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Charter and the various amendments thereto.

THIRD: These Third Articles of Amendment and Restatement have been approved by a majority of the Board of Directors and approved by the Stockholders of the Company as required by law.

FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Section 1.2 of these Third Articles of Amendment and Restatement.

FIFTH: The number of Directors of the Company and the names of those Directors currently in office are as set forth in Sections 2.1 and 2.3 of these Third Articles of Amendment and Restatement.

SIXTH: The total number of shares which the Company had authority to issue immediately prior to this amendment and restatement and has authority to issue pursuant to the foregoing amendment and restatement is 1,000,000,000, consisting of 750,000,000 Common Shares, of which 600,000,000 are classified as Class A Common Stock, 50,000,000 are classified as Class B-1 Common Stock, 50,000,000 are classified as Class B-2 Common Stock and 50,000,000 are classified as Class B-3 Common Stock, and 100,000,000 Preferred Shares and 150,000,000 Shares-in-Trust. The aggregate par value of all shares of stock having par value is $7,500,000.

SEVENTH: The undersigned President acknowledges these Third Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Secretary, on this 6th day of February, 2010.

ATTEST:	PIEDMONT OFFICE REALTY TRUST, INC.

/s/ Robert E. Bowers	By:	/s/ Donald A. Miller	(SEAL)
Name: Robert E. Bowers		Name: Donald A. Miller
Title: Secretary		Title: President